Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-8 to be filed on or about February 7, 2018 of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report was included in the Company’s annual report on Form 10-K filed on March 31, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
February 7, 2018